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                                United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                                   Commission File No. 333-33331
                                                                       ---------


                         LONDON ELECTRICTY GROUP PLC
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            (Exact name of registrant as specified in its charter)


                                Templar House
                              81-87 High Holborn
                           London WC1V 6NU, England
                           +44 (0) 20 7242 9050
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)



    8 5/8% Cumulative Quarterly Income Preferred Securities (the "QUIPs")
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           (Title of each class of securities covered by this Form)


                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      /X/
     Rule 12g-4(a)(2)(i)    /X/        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /


        Approximate number of holders of record as of the certification or notice date: THERE ARE NO HOLDERS OF RECORD WITH RESPECT TO THE QUIPs AND NO HOLDERS OF RECORD IN THE UNITED STATES WITH RESPECT TO ANY OTHER SECURITIES OF THE REGISTRANT.


        Pursuant to the requirements of the Securities Exchange Act of 1934, LONDON ELECTRICTY GROUP PLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      LONDON ELECTRICTY GROUP PLC


Dated: December 31, 2002              By: /s/ Steve Bott
       -----------------                  -------------------------------
                                      Name:   Mr. Steve Bott
                                      Title:  Group Treasurer